UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: March 22, 2019
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05. Costs Associated With Exit or Disposal Activities.

Ford Sollers Netherlands B.V. (“Ford Sollers”), a joint venture between Ford Motor Company (“Ford”) and Sollers PJSC (“Sollers”) in which Ford has control, announced today its plan of March 22, 2019 to restructure its business in Russia to focus exclusively on commercial vehicles and to exit the passenger car segment.  In addition, Sollers will take a 51 percent controlling interest in the joint venture.

As a result of these actions, Ford Sollers will cease production in 2019 at the Naberezhnye Chelny and St. Petersburg vehicle assembly plants and the Elabuga engine plant.  In connection with this announcement, Ford currently expects to record pre-tax special item charges of about $450 million to $500 million.  The charges will include approximately $250 million to $300 million of non-cash charges primarily for accelerated depreciation and amortization, inventory, and deconsolidation adjustments.  The remaining charges of about $200 million will be paid in cash and are primarily attributable to separation and termination payments for employees and suppliers.  Most of these pre-tax special item charges and cash outflows will be recorded in 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: March 27, 2019	By:	/s/ Corey M. MacGillivray
Corey M. MacGillivray
Assistant Secretary